Exhibit 10.1

29 September 2009
TERM LOAN AGREEMENT
among
QS FINANCE LUXEMBOURG S.A.
as Borrower
QUIKSILVER, INC.
as Guarantor
BIARRITZ HOLDINGS S.À R.L.
as Guarantor
and
SOCIÉTÉ GÉNÉRALE
as Lender

19, Place Vendôme
75001 Paris

(i)

(ii)

(iii)

(iv)

(v)

(vi)

THIS AGREEMENT is made on 29 September 2009 among the following parties:

(1)	QS FINANCE LUXEMBOURG S.A., a Luxembourg société anonyme, with a share capital of €31,000, whose registered office is at 11, avenue Emile Reuter, L-2420 Luxembourg, registered with the Luxembourg Registre de Commerce et des Sociétés under number B 109.345 as borrower (the “Borrower”);

(2)	QUIKSILVER, INC., a corporation incorporated under the laws of the State of Delaware, United States of America, whose registered office is at 15202 Graham Street, Huntington Beach, California 92649, United States of America as guarantor (“Quiksilver, Inc.”);

(3)	BIARRITZ HOLDINGS S.À R.L., a Luxembourg société à responsabilité limitée, with a share capital of €1,344,530, whose registered office is at 9-11 rue Louvigny, L-1946 Luxembourg, registered with the Luxembourg Registre de Commerce et des Sociétés under number B 147.205 as caution réelle (“Biarritz Holdings” and, together with Quiksilver, Inc., the “Guarantors”); and

(4)	SOCIÉTÉ GÉNÉRALE, a société anonyme with a share capital of €812,925,836.25, organized and existing under the laws of the French Republic, whose registered office is at 29 boulevard Haussmann, 75009 Paris, registered at the trade registry of Paris under number 552 120 222 RCS Paris, as lender (the “Lender”).

WHEREAS:
(A)	The Borrower has issued €50,000,000 of bonds bearing interest at 3.231% per annum and with a final maturity date of 13 July 2010 (the “SG Bonds Maturity Date”) to Société Générale Bank & Trust (the “SG Bonds”) pursuant to a subscription agreement (contrat de souscription) dated 11 July 2005 (the “Subscription Agreement”), which bonds have been guaranteed by Quiksilver, Inc.;

(B)	The Borrower wishes to refinance the SG Bonds in full on the SG Bonds Maturity Date (the “Refinancing”) and the Lender has agreed to provide the Borrower with financing necessary to consummate the Refinancing on the terms and subject to the conditions set forth herein.

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

In this Agreement:

“Acceptable Bank”	means
(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognized credit rating agency; or

(b)	any other bank or financial institution approved by the Lender.

“Affiliate”	means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorization”	means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Break Costs”	means the amount (if any) by which:
(a)	the interest excluding the Margin which the Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or such Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris and any TARGET Day.

“Carried Forward Tax Losses”	has the meaning given to that term in Clause 23.11 (Carried Forward Tax Losses)

“Change of Control”	means:
(a)	(x) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Rhône Capital III L.P. and its Affiliates becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the equity interests of Quiksilver, Inc. entitled to vote for members of the board of directors or equivalent governing body of Quiksilver, Inc. on a fully-diluted basis (and taking into account all such equity interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(y)	during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Quiksilver, Inc. ceases to be composed of individuals (i) who were members of such board or equivalent governing body on the first day of such period, (ii) whose election or nomination to such board or equivalent governing body was approved by individuals referred to in preceding sub-clause (i) constituting at the time of such election or nomination at least a majority of such board or equivalent governing body or (iii) whose election or nomination to such board or other equivalent governing body was approved by individuals referred to in preceding sub-clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of such board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(b)	Quiksilver, Inc. ceasing to directly or indirectly (x) own 100% of the share capital of QSH (on a fully-diluted basis and/or on a non-diluted basis), or (y) own 100% of the voting rights in QSH (on a fully-diluted basis and/or on a non-diluted basis) or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of QSH; or

(c)	QSH ceasing to directly (x) own 100% of the share capital of Biarritz Holdings (on a fully-diluted basis and/or on a non-diluted basis), or (y) own 100% of the voting rights in Biarritz Holdings (on a fully-diluted basis and/or on a non-diluted basis) or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of Biarritz Holdings; or

(d)	Biarritz Holdings ceasing to directly (x) own 99.67% of the share capital of the Borrower or 100% of the share capital of Quiksilver Europa (in each case, on a fully-diluted basis and/or on a non-diluted basis), or (y) own 99.67% of the voting rights in the Borrower or 100% of the voting rights in Quiksilver Europa (in each case, on a fully-diluted basis and/or on a non-diluted basis) or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of the Borrower or Quiksilver Europa; or

(e)	Quiksilver Europa ceasing to directly (x) own 100% (less the Rossignol Vendors Restricted Shares until they are acquired by Quiksilver Europa as described in the Structure Memorandum) of the share capital of Pilot (on a fully-diluted basis and/or on a non-diluted basis), or (y) own 100% (less the voting rights related to the Rossignol Vendors Restricted Shares until such shares are acquired by Quiksilver Europa as described in the Structure Memorandum) of the voting rights in Pilot (on a fully-diluted basis and/or on a non-diluted basis) or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of Pilot; or

(f)	Pilot ceasing to directly (x) own 100% of the share capital of Na Pali (on a non-diluted basis) and/or 100% (less the shares to be issued by Na Pali to repay the NP ORAs in accordance with the NP ORAs Subscription Agreement until the date on which the NP ORAs are acquired by Pilot as described in the Structure Memorandum) of the share capital of Na Pali on a fully-diluted basis, or (y) own 100% of the voting rights in Na Pali (on a non-diluted basis) and/or 100% (less the voting rights related to the shares to be issued by Na Pali to repay the NP ORAs in accordance with the NP ORAs Subscription Agreement until the date on which the NP ORAs are acquired by Pilot as described in the Structure Memorandum) of the voting rights in Na Pali on a fully-diluted basis or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of Na Pali; or

(g)	Biarritz Holdings ceasing to directly or indirectly own 0.33% of the share capital of the Borrower (on a fully-diluted basis and/or on non-diluted basis) or 0.33% of the voting rights in the Borrower (on a fully diluted basis and/or a non-diluted basis).

“Closing Date”	means the date on which the Loan is to be made (i.e., subject to the satisfaction of the conditions set forth in Clause 5 (Conditions of Utilization), 13 July 2010).

“Commitment”	means the lesser of (x) the aggregate principal amount of the SG Bonds on the SG Bonds Maturity Date immediately prior to repayment thereof and (y) €50,000,000, to the extent not cancelled or reduced under this Agreement.

“Confidential Information”	means all information relating to the Borrower, the Guarantors, the Group, the Finance Documents or the Loan of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Loan from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 32 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by the Lender before the date the information is disclosed to it in accordance with this definition or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking”	means a confidentiality undertaking in a form agreed between the Borrower and the Lender.

“DC Shoes Business”	means the business of designing, manufacturing, selling, distributing and marketing products bearing “DC”, “DC Shoes” and related trademarks and logos.

“Debtor Relief Laws”	means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”	means an Event of Default or any event or circumstance specified in Clause 23 (Events Of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination in each case under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event”	means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EURIBOR”	means:
(A)	in respect of any Interest Period (other than Interest Periods of one month):
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the Loan; and
(B)	in respect of any Interest Period of one month, the highest of
(a)	the applicable Screen Rate; and

(b)	the rate determined by the Lender to be the arithmetic mean (after excluding the highest and the lowest quotations as long as all Reference Banks give their quotation to the Lender) of the annual rates (rounded upwards to four decimal places) as supplied to the Lender at its request, quoted by the Reference Banks to leading banks in the Paris interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period of one month.

“European Group”	means QSH, Biarritz Holdings and the Subsidiaries of Biarritz Holdings.

“Event of Default”	means any event or circumstance specified as such in Clause 23 (Events of Default).

“Facility Office”	means the office or offices notified by the Lender to the Borrower in writing as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter”	means the letter dated on or about the date of this Agreement between the Lender and the Borrower setting out any of the fees referred to in Clause 14 (Fees).

“Finance Document”	means this Agreement, the Fee Letter, the Guarantee, the Security Sharing Agreement, the Subordination Agreement, the TEG Letter, the Transaction Security Document and any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness”	means, without double counting, any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance raised under any acceptance credit or bill discounting facility (or dematerialized equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with generally accepted accounting principles as in effect from time to time in Luxembourg and/or France, be treated as finance or capital leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis) including, for the avoidance of doubt, receivables transferred under the NP Factoring Agreements (as defined in the Pilot and Na Pali Facilities Agreement) or under any other factoring program;

(f)	any Treasury Transaction (as defined in the Pilot and Na Pali Facilities Agreement) (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of any guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not the Borrower or one of its Subsidiaries or a member of the Pilot Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of the Borrower or one of its Subsidiaries or any member of the Pilot Group relating to any post-retirement benefit scheme;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the day after the Termination Date or are otherwise classified as borrowings under the generally accepted accounting principles as in effect from time to time in Luxembourg and/or France;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under generally accepted accounting principles as in effect from time to time in Luxembourg and/or France, as applicable; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above,

provided that, Financial Indebtedness shall not include the obligation to pay the purchase price for the Rossignol Vendor Restricted Shares pursuant to the Shareholders’ Agreement (as defined in the Pilot and Na Pali Facilities Agreement)

“Group”	means, at any time, Quiksilver, Inc. and its Subsidiaries.

“Guarantee”	means the guarantee, in form and substance satisfactory to the Lender and Quiksilver, Inc., given by Quiksilver, Inc. in respect of the obligations under the Finance Documents.

“Hedging Agreements”	means a master agreement (being the 1992 or the 2002 Multicurrency – Cross Border Master Agreement published by the International Swaps and Derivatives Association, the AFB 1994 Master Agreement entitled “Convention Cadre relative aux Opérations de Marché à Terme”), or the FBF 2001 Master Agreement entitled “Convention Cadre FBF relative aux Opérations sur Instruments Financiers à Terme” and the related confirmations and schedules entered into or to be entered into by an Obligor with an Acceptable Bank for the purpose of hedging interest rate liabilities in relation to the Loan in accordance with Clause 22.10 (Post-closing conditions).

“Holding Company”	means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Interest Period”	means, in relation to the Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

“LMA”	means the Loan Market Association.

“Loan”	means the term loan made or to be made available under this Agreement as described in Clause 3 (The Loan) or the principal amount outstanding for the time being of that loan.

“Major Defaults”	means each of the Defaults set out in Clause 23.1 (Non-payment), paragraphs (a), (b) and (c) of Clause 23.4 (Cross default), Clause 23.5 (Insolvency), Clause 23.6 (Insolvency of Quiksilver, Inc. or Quiksilver Europa), Clause 23.7 (Insolvency proceedings), and paragraph (i) of Clause 23.8 (Creditors’ process) (as such Clause relates to the Borrower and Biarritz Holdings only and excluding any Default arising as a result of any expropriation, attachment, sequestration, distress, execution or analogous process initiated by the Lender or Société Générale Bank & Trust) and Clause 23.9 (Unlawfulness).

“Mandatory Cost”	means the percentage rate per annum calculated by the Lender in accordance with Schedule 5 (Mandatory Cost Formula).

“Margin”	means 4.80 per cent. per annum.

“Material Adverse Effect”	means, in the reasonable opinion of the Lender, a material adverse effect on:
(a)	the business, operations, property, performance, condition (financial or otherwise) or prospects of the Borrower, Biarritz Holdings, or Pilot and its Subsidiaries taken as a whole; or

(b)	the ability of the Borrower or Biarritz Holdings to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender or the Security Agent under any of the Finance Documents.

“Material Subsidiary”	means, at any time:
(a)	the Borrower; or

(b)	Pilot, Na Pali and any Subsidiary of Pilot which:
(i)	is listed in Schedule 4 (Material Subsidiaries); or

(ii)	has earnings before interest, tax, depreciation and amortization calculated on the same basis as EBITDA (as defined in clause 24.1 (Financial definitions) of the Pilot and Na Pali Facilities Agreement) representing 5% or more of EBITDA or has gross assets representing 5%, or more of the gross assets of Pilot and its Subsidiaries, calculated on a consolidated basis; or

(iii)	(to the extent the aggregate earnings before interest, tax, depreciation and amortization (calculated on the same basis as EBITDA) and the aggregate gross assets of all the entities constituting Material Subsidiaries pursuant to the provisions of paragraphs (a) and (b)(i) and (ii) above does not represent at least 75% of the EBITDA of Pilot and its Subsidiaries and at least 75% of the consolidated gross assets of Pilot and its Subsidiaries) any Subsidiary or Subsidiaries of Pilot from time to time, in order to ensure that the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) and the aggregate gross assets of all the Material Subsidiaries represent at least 75% of the total EBITDA and 75% of the consolidated gross assets of Pilot and its Subsidiaries, provided that any such Subsidiary shall constitute a Material Subsidiary by decreasing order of its respective earnings and gross assets;

Compliance with the conditions set out in paragraphs (b) (ii) and (b) (iii) shall be determined in accordance with the Pilot and Na Pali Facilities Agreement.

“Material Trademarks”	means (i) any of the following marks: QUIKSILVER, MOUNTAIN AND WAVE LOGO, ROXY, or HEART LOGO, with respect to the following jurisdictions: France, Spain, Great Britain, Italy, Germany, Poland, Czech Republic, Belgium, Greece, Switzerland, Russia, Portugal, and South Africa and (ii) any other trademarks listed on the list entitled “Material Trademarks” delivered by the Borrower to the Lender pursuant to Part I (Conditions Precedent to Signing) of Schedule 1 (Conditions Precedent) and updated from time to time pursuant to Clause 22.8 (Intellectual Property) (but excluding, for the avoidance of doubt, trademarks not owned by Biarritz Holdings and its Subsidiaries).

“Na Pali”	means Na Pali, a société par actions simplifiée, with a share capital of €7,130,100, whose registered office is at 162, rue Belharra, 64500 Saint Jean-de-Luz, registered under the unique identification number 331 377 036 RCS Bayonne.

“NP ORAs”	means the €68,500,000 mandatory convertible bonds (obligations remboursables en actions) issued by Na Pali on 26 April 2002 and initially subscribed by Quiksilver Europa, S.L (formerly designated The Aqua Division Company, S.L.).

“NP ORAs Subscription Agreement”	means the mandatory convertible bonds (obligations remboursables en actions) subscription agreement dated 26 April 2002 entered into between Na Pali and Quiksilver Europa, S.L (formerly designated The Aqua Division Company, S.L.) and the amendment n°1 thereto dated 24 April 2009 entered into between Na Pali, Pilot and QSH.

“Obligor”	means the Borrower and/or any Guarantor.

“Participating Member State”	means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party”	means a party to this Agreement.

“Permitted Disposal”	means any sale, lease, license, transfer or other disposal:
(a)	of trading stock or cash (which is not subject to Transaction Security) made by the Borrower or Biarritz Holdings in the ordinary course of trading of the disposing entity;

(b)	of any asset (which is not subject to Transaction Security) by the Borrower or Biarritz Holdings to the Borrower or Biarritz Holdings;

(c)	of assets (other than shares, businesses and assets which are subject to Transaction Security) in exchange for other assets of a comparable or superior type, value and quality;

(d)	of obsolete or redundant vehicles, plant and equipment for cash;

(e)	of Cash Equivalent Investments for Cash (in each case as defined in the Pilot and Na Pali Facilities Agreement) or in exchange for other Cash Equivalent Investments;

(f)	arising as a result of any Security permitted to Clause 22.3 (Negative pledge) or in connection with a Permitted Loan (as defined in the Pilot and Na Pali Facilities Agreement);

(g)	of receivables and intra-Group loans as described in the Structure Memorandum; and

(h)	of the DC Shoes Business.

“Permitted Security”	means:
(i)	any Security listed in schedule 5 (List of Securities) to the Pilot and Na Pali Facilities Agreement on the date hereof except to the extent the principal amount secured by that Security exceeds the amount stated in that schedule and, in the case of the NP Factoring Agreements (as defined in the Pilot and Na Pali Facilities Agreement), as replaced or renewed pursuant to any Working Capital Financing (as defined in the Pilot and Na Pali Facilities Agreement) (not provided by Quiksilver, Inc.) permitted pursuant to paragraph (vi) of clause 25.20 (Financial Indebtedness) of the Pilot and Na Pali Facilities Agreement;

(ii)	any lien arising by operation of law (privilège légal) and in the ordinary course of trading and not as a result of any default or omission by any Obligor or any member of the Pilot Group;

(iii)	any netting or set-off arrangement entered into by any member of the Pilot Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Pilot Group after the date of this Agreement if:
(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Pilot Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Pilot Group; and

(C)	the Security or Quasi-Security is removed or discharged within 2 months of the date of acquisition of such asset;

(v)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Pilot Group after the Closing Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Pilot Group if:
(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within 2 months of that company becoming a member of the Pilot Group;
(vi)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Pilot Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Pilot Group;

(vii)	any Security or Quasi-Security arising as a consequence of any finance or capital lease in respect of vehicles, plant, equipment or computers, provided that the aggregate capital value of all of such items so leased does not exceed €500,000 (or its equivalent in other currencies) outstanding for the Pilot Group at any time;

(viii)	any Security entered into pursuant to any Finance Document (as defined herein and in the Pilot and Na Pali Facilities Agreement);

(ix)	any transfer of receivables pursuant to the NP Factoring Agreements (or any Working Capital Financing (not provided by Quiksilver, Inc.) permitted pursuant to paragraph (vi) of clause 25.20 (Financial Indebtedness) of the Pilot and Na Pali Facilities Agreement);

(x)	any transfer of receivables contemplated under the Structure Memorandum; and

(xi)	with respect to the Pilot Group only, any Security (including any security deposit given in respect of rental payments under leases of real property entered into at arms’ length terms and in the ordinary course of business) securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Pilot Group other than any permitted under paragraphs (i) to (x) above) does not exceed €5,000,000 (or its equivalent in other currencies) in the aggregate .

“Pilot”	means Pilot, a société par actions simplifiée with a share capital of €104,388.09, whose registered office is at 162 rue Belharra, 64500 Saint-Jean-de-Luz, France registered under the unique identification number 070 501 374 RCS Paris (transfer to RCS Bayonne pending).

“Pilot and Na Pali Facilities Agreement”	means the facilities agreement dated 31 July 2009 entered into among, inter alia, Pilot and Na Pali as Borrowers, Quiksilver, Inc. and Pilot as Original Guarantors and BNP Paribas, Crédit Lyonnais and Société Générale Corporate & Investment Banking, as Mandated Lead Arrangers and BNP Paribas, as Agent and Caisse Régionale de Crédit Agricole Mutuel Pyrénées-Gascogne, as Issuing Bank.

“Pilot Group”	means Pilot and its Subsidiaries.

“QSH”	means QS Holdings S.à r.l., a Luxembourg société à responsabilité limitée, with a share capital of €8,345,580, whose registered office is at 1 rue des Glacis, L-1628 Luxembourg, registered with the Luxembourg Registre de Commerce et des Sociétés under number B 103.193.

“QSH/Biarritz Holdings Contribution”	means the contribution by QSH to Biarritz Holdings of all of the marks held by it which are used by Na Pali and its Subsidiaries (including the Material Trademarks), all of the shares of the Borrower and the other assets and liabilities as described in the Structure Memorandum.

“Qualifying Lender”	means the Lender if it:
(i)	has its Facility Office in Luxembourg; or

(ii)	fulfils the conditions imposed by the Laws of Luxembourg, in order for a payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction.

“Quiksilver Europa”	means Quiksilver Europa SL, a company organized under the laws of Spain, whose registered office is at C/Serrano 73, Madrid and registered with the Commercial Registry of Madrid (Spain) under Volume 16,781, Page 1 and Sheet number M-286696.

“Quotation Day”	means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period, unless market practice differs in the European interbank market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

“Quiksilver, Inc. Undertaking”	means the undertaking by Quiksilver, Inc. in the Guarantee pursuant to which Quiksilver, Inc. agrees to provide the Borrower with the amount of cash funds required to permit the Borrower to make its scheduled payments (principal, interest and otherwise) under this Agreement as further described therein.

“Reference Banks”	means the principal office in Paris of BNP Paribas, Crédit Lyonnais, Société Générale and Natixis or such other banks as may be appointed by the Lender in consultation with the Borrower.repay the principal amount under the SG Bonds in full

“Related Fund”	in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Repeating Representations”	means the representations and warranties set out in Clause 20.1 (Status) to Clause 20.5 (Validity and admissibility in evidence), Clause 20.7 (No default), Clause 20.8 (No misleading information), paragraph 20.9.2 of Clause 20.9 (Material adverse change), Clause 20.10 (Ranking), Clause 20.12 (No proceedings pending or threatened), Clause 20.13 (Investment Company Act), and Clause 20.15 (J.P. Morgan Guarantee).

“Representative”	means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Rhône Financing Documents”	means (i) that certain credit agreement dated as of 31 July 2009 among Mountain and Wave S.à. r.l., Quiksilver, Inc., the lenders party thereto and Rhône Group L.L.C., as administrative agent, and (ii) that certain credit agreement dated as of 31 July 2009 among Quiksilver, Inc., Quiksilver Americas, Inc., the lenders party thereto and Rhône Group L.L.C., as administrative agent.

“Rossignol Vendors”	means Laurent Boix-Vives, Jeanine Boix-Vives, Christine Simon and Sylvie Bernard.

“Rossignol Vendors Restricted Shares”	means the 146,619 preferred shares (actions de préférence) of Pilot held by the Rossignol Vendors.

“Screen Rate”	means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Security”	means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent”	means Société Générale, in its capacity as security agent appointed pursuant to the Security Sharing Agreement, or any successor thereof appointed in accordance with the Security Sharing Agreement.

“Security Sharing Agreement”	means the security sharing agreement dated 25 September 2009 among, inter alia, the Obligors, the Security Agent, the Agent, the Lenders, the Arrangers, the Original Ancillary Lender, the Issuing Bank and the Lender.

“Selection Notice”	means a notice substantially in the form set out in Part II of Schedule 2 given in accordance with Clause 12 (Interest Periods).

“Senior Facilities”	means the Facilities (as defined in the Pilot and Na Pali Facilities Agreement).

“Senior Facilities Closing Date”	means the Closing Date (as defined in the Pilot and Na Pali Facilities Agreement).

“Senior Notes”	means the 6-7/8% senior notes due 2015 issued by Quiksilver, Inc. which are subject to the terms of the Indenture dated 22 July 2005 entered into among Quiksilver, Inc., the Subsidiary Guarantors parties thereto and Wilmington Trust Company as Trustee.

“Specified Time”	means a time determined in accordance with Schedule 3.

“Structure Memorandum”	has the meaning given to it in the Pilot and Na Pali Facilities Agreement.

“Subordinated Debt”	has the meaning given to that term in the Subordination Agreement.

“Subordination Agreement”	means the subordination agreement dated 25 September 2009 among, inter alia, Quiksilver, Inc. as Parent, the Borrower as SG Financing Debtor, Société Générale, as Security Agent, the Subordinated Creditors and the Intra-Group Debtors (in each case, as defined in the Subordination Agreement).

“Subsidiary”	means, in relation to any company, another company which is directly or indirectly controlled by it within the meaning of article L.233-3 of the French Code de Commerce.

“TARGET2”	means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“TARGET Day”	means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax”	means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit”	means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction”	means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“TEG Letter”	has the meaning given to that term in Clause 11.5 (Effective Global Rate (Taux Effectif Global)).

“Termination Date”	means 31 July 2013.

“Transaction Security”	means the Security created or expressed to be created in favor of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Document”	means the Luxembourg law first ranking pledge agreement executed by Biarritz Holdings as pledgor over the marks and trademarks owned by it (such marks and trademarks to include the Material Trademarks and other trademarks held by Biarritz Holdings and used by Pilot and its Subsidiaries) to secure the obligations of Pilot and Na Pali under the Senior Facilities and the obligations of the Borrower under the Finance Documents.

“Transfer Agreement”	means an agreement substantially in the form agreed between the Lender and the Borrower.

“Transfer Date”	means, in relation to an assignment or a transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Transfer Agreement; and

(b)	the date on which the Lender executes the Transfer Agreement.

“Treaty Lender”	means the Lender if it is entitled to a payment under a double taxation agreement (subject to the completion of any necessary procedural formalities) without a Tax Deduction or with the benefit of a Tax Credit.

“Unpaid Sum”	means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US Group”	means Quiksilver Americas, Inc. and its Subsidiaries.

“US Group Change of Control”	means Quiksilver, Inc. ceasing to directly or indirectly (x) own at least 95% of the share capital of Quiksilver Americas, Inc. (on a fully-diluted basis and/or on a non-diluted basis), or (y) own at least 95% of the voting rights in Quiksilver Americas, Inc. (on a fully-diluted basis and/or on a non-diluted basis) or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of Quiksilver Americas, Inc.

“Utilization”	means the utilization of the Loan.

“Utilization Request”	means a notice substantially in the form set out in Part I of Schedule 2.

“VAT”	means value added tax in any jurisdiction and any other tax of a similar nature.

“2009 ABL Agreement”	means that certain credit agreement dated as of 31 July 2009 among Quiksilver Americas, Inc, the other borrowers party thereto, Quiksilver, Inc., the lenders party thereto, Bank of America, N.A. as administrative agent, Bank of America, N.A. and General Electric Capital Corporation, as co-collateral agents, and the other agents party thereto, and any refinancings, refundings, renewals or extensions thereof permitted hereunder.
2.	REFERENCES
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236 1 to L.236 24 of the French Code de Commerce;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended or restated;

(v)	“gross negligence” means “faute lourde”;

(vi)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	“merger” includes any fusion implemented in accordance with articles L.236 1 to L.236 24 of the French Code de Commerce;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(x)	“procure” means a promesse de porte-fort in accordance with article 1120 of the French Code civil;

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization;

(xii)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(xiii)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(xiv)	“willful misconduct” means “dol”;

(xv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xvi)	unless a contrary indication appears, a time of day is a reference to Paris time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance

Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

(e)	In this Agreement, unless a contrary indication appears, words importing the plural shall include the singular and vice versa.

(f)	Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to an Obligor organized under the laws of Luxembourg, a reference to:
(i)	a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(ii)	a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(iii)	a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de retention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv)	a guarantee includes any cautionnement, aval and any garantie which is independent from the debt to which it relates; and

(v)	a person being unable to pay its debts includes that person being in a state of cessation de paiements, in each case, as such terms would be interpreted under the laws of Luxembourg.
3.	THE LOAN

Subject to the terms of this Agreement, the Lender makes available to the Borrower, a euro term loan in an aggregate amount equal to the Commitment.

4.	PURPOSE

4.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Loan towards the consummation of the Refinancing.

4.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5.	CONDITIONS OF UTILIZATION

5.1	Conditions precedent

5.1.1.	The Lender will only be obliged to comply with Clause 6.4 (Funding) if (i) the Borrower has delivered a duly completed Utilization Request and (ii) the Lender has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

5.1.2.	Subject to Clause 5.1.1, the Lender will only be obliged to comply with Clause 6.4 (Funding) if on the date of the Utilization Request and on the proposed Closing Date:
(a)	no Major Default is continuing or would result from the proposed Loan; and

(b)	the representations and warranties set out in Clause 20.6 (No Insolvency), paragraph 20.7.2 of Clause 20.7 (No default) and Clause 20.10 (Ranking) are true in all material respects.
5.2	Maximum number of Loans

Only one Loan may be outstanding at all times and only one Utilization may be made under the Loan.

6.	UTILIZATION

6.1	Delivery of a Utilization Request

The Borrower may utilize the Loan by delivery to the Lender of a duly completed Utilization Request not later than the Specified Time.

6.2	Completion of a Utilization Request

The Utilization Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed date of Utilization is the Closing Date;

(ii)	the currency and amount of the Utilization comply with Clause 6.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 12 (Interest Periods).

6.3	Currency and amount

6.3.1.	The currency specified in a Utilization Request must be euro.

6.3.2.	The amount of the proposed Loan must be €50,000,000 or, if less, the amount necessary to consummate the Refinancing and in any event may not exceed the amount of the Commitment.

6.4	Funding

If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Closing Date to the Borrower by making the proceeds of the Loan directly available to Société Générale Bank & Trust in the Borrower’s account (IBAN LU62 061 457976 2600 EUR/BIC: SGABLULL) to repay the principal amount under the SG Bonds in full. In connection with the funding, the Borrower agrees to provide, and/or agrees that the Lender may provide, a copy of this Agreement to Société Générale Bank & Trust.

7.	REPAYMENT

7.1	Repayment of the Loan

7.1.1.	The Borrower shall repay the Loan in installments by repaying on each date set forth below an amount which reduces the principal amount of the outstanding Loan by the amount set out opposite that date below:

Repayment Date	Repayment Installment
31 July 2011	€8,900,000

31 January 2012	€6,000,000

31 July 2012	€6,600,000

31 January 2013	€6,400,000

31 July 2013	€22,100,000 (or such lesser amount as equals the principal amount of the Loan outstanding on 31 July 2013)
provided that reductions of the Commitment pursuant to Clause 8.4.2 prior to the Closing Date arising from a voluntary, partial repayment of SG Bonds shall reduce the Loan installments set forth above in chronological order.

7.1.2.	The Borrower may not re-borrow any part of the Loan which is repaid.

7.1.3.	For the avoidance of doubt, all of the outstanding principal of the Loan shall be repaid in full on the Termination Date.

8.	VOLUNTARY PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:
(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitment of the Lender (if any) will be immediately cancelled; and

(c)	the Borrower shall repay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).
8.2	Voluntary cancellation

The Borrower may, if it gives the Lender not less than 5 Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (but, if in part, being a minimum amount of €5,000,000) of the Commitment.

8.3	Voluntary prepayment of the Loan

8.3.1.	The Borrower may, if it gives the Lender not less than 5 Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of €5,000,000).

8.3.2.	The Loan may only be prepaid after the Closing Date.

8.3.3.	Any prepayment under this Clause 8.3 shall satisfy the obligations under Clause 7.1 (Repayment of the Loan) in chronological order.

8.4	Mandatory Cancellation

8.4.1.	The Commitment shall be immediately cancelled upon funding of the Loan and in any event at the end of the day on the Closing Date.

8.4.2.	If any portion of the principal amount of the SG Bonds is repaid prior to the SG Bonds Maturity Date, the Commitment shall be automatically reduced in an equivalent amount.

9.	MANDATORY PREPAYMENT

9.1	Exit

Upon the occurrence of:
(a)	a Change of Control; or

(b)	any mandatory prepayment event (in whole or in part) of any Financial Indebtedness under the 2009 ABL Agreement, the Senior Notes, the Pilot and Na Pali Senior Facilities Agreement and/or the Rhône Financing Documents (or any document entered into in replacement or refinancing thereof (in whole or in part)) as a result of the implementation of (x) any provision relating to any change in the shareholding of Quiksilver, Inc., the composition of the board of directors or any governing body of Quiksilver, Inc. or (y) any other provisions relating to the change of control of Quiksilver, Inc. (however described) under any of such documents or agreements; or

(c)	the sale, disposal or transfer (for any reason whatsoever) (other than (i) the QSH/Biarritz Holdings Contribution and (ii) the entering into of the Transaction Security Document) by Quiksilver, Inc. or any of its Subsidiaries of any of the Material Trademarks or the sale, disposal or transfer (for any reason whatsoever) by Quiksilver, Inc. or any of its Subsidiaries of any person holding, directly or indirectly, any of the Material Trademarks (other than a sale, disposal or transfer by an indirect shareholder of Biarritz Holdings to another Subsidiary of Quiksilver, Inc.); or

(d)	the sale, disposal or transfer (for any reason whatsoever) of all or substantially all of the assets of QSH, Biarritz Holdings or any Subsidiary of Biarritz Holdings or Pilot or any Subsidiary of Pilot whether in a single transaction or a series of related transactions; or

(e)	a US Group Change of Control; or

(f)	the sale, disposal or transfer (for any reason whatsoever) of all or substantially all of the assets of the US Group whether in a single transaction or a series of related transactions, the Commitment (if any) will be cancelled and the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

9.2	Disposal and Issuance Proceeds

9.2.1.	For the purposes of this Clause 9 (Mandatory Prepayment):

“Disposal” means a sale, lease, license, transfer, loan or other disposal by a person of any asset (of any nature whatsoever), undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) other than a sale, lease, license, transfer, loan or other disposal described in paragraphs (a), (b), (c), (e), (f), (g) and (h) of the definition of Permitted Disposals.

“Disposal Proceeds” means the consideration receivable by the Borrower or Biarritz Holdings (including any amount receivable in repayment of intercompany debt) for any Disposal made by the Borrower or Biarritz Holdings except for Excluded Disposal Proceeds and after deducting:
(i)	any reasonable costs and expenses which are incurred by the Borrower or Biarritz Holdings with respect to such Disposal to persons who are not the Borrower or Biarritz Holdings; and

(ii)	any Tax incurred and required to be paid by the seller in connection with such Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).
“European Issuance Proceeds” means all proceeds of any equity, quasi-equity or debt capital market issuance (i) made by Biarritz Holdings or the Borrower or (ii) made by Quiksilver, Inc. or any of its Subsidiaries and secured in whole or in part by assets held by Biarritz Holdings or any Subsidiary of Biarritz Holdings and after deducting any reasonable expenses which are incurred by Biarritz Holdings or any Subsidiary of Biarritz Holdings with respect to that issuance.

“Excluded Disposal Proceeds” means in respect of Disposals relating to assets other than shares, securities or on-going business (fonds de commerce), the related Disposal Proceeds which do not exceed in the aggregate in any financial year of the Borrower €2,000,000 (or its equivalent in other currencies).

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which the Borrower notifies the Lender are, or are to be, applied:
(i)	to meet a third party claim;

(ii)	to cover operating losses in respect of which the relevant insurance claim was made; or

(iii)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made, in each case as soon as possible (but in any event within 180 days, or such longer period as the Lender may agree) after receipt.

“Insurance Proceeds” means the proceeds of any insurance claim under any insurance maintained by the Borrower except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by the Borrower to persons other than Pilot or any of its Subsidiaries to the extent the aggregate amount of all such proceeds equals or exceeds €500,000 in any financial year of the Borrower.

9.2.2.	The Borrower shall prepay the Loan in the following amounts at the times contemplated by Clause 9.3 (Application of mandatory prepayments):
(a)	the amount of Disposal Proceeds not required to repay the Senior Facilities;

(b)	the amount of Insurance Proceeds not required to repay the Senior Facilities; and

(c)	the amount of European Issuance Proceeds not required to repay the Senior Facilities.
9.3	Application of mandatory prepayments

9.3.1.	The Borrower shall prepay the Loan in accordance with Clause 9.2 (Disposal and Issuance Proceeds) promptly upon receipt of any Disposal Proceeds, Insurance Proceeds or European Issuance Proceeds.

9.3.2.	A prepayment under Clause 9.2 (Disposal and Issuance Proceeds) shall be applied to prepay the Loan against the scheduled installments on a pro rata basis.

9.4	Excluded proceeds

Where Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Insurance Proceeds), the Borrower shall ensure that those amounts are used for that purpose and, if requested to do so by the Lender, shall promptly deliver a certificate to the Lender at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

9.5	Restrictions on Mandatory Prepayments

9.5.1.	Mandatory prepayments required pursuant to the terms of Clause 9.2 (Disposal and Issuance Proceeds) will be limited to an amount determined according to the following formula (to the extent the amount owed by the Borrower corresponds to amounts, proceeds or distributions received by a Subsidiary of the Borrower):

Cash of the Borrower + [(amount of distributable profits of the Borrower’s Subsidiaries + amount of distributable reserves of such Subsidiaries)] X [percentage of shares held directly or indirectly by the Borrower in each of its Subsidiaries] + [amount of shareholder capital accounts and loans by the Borrower to its Subsidiaries] + [amount of loans which could be made by the Borrower’s Subsidiaries to the Borrower without violating applicable laws and regulations].

9.5.2.	Each Obligor shall, subject to applicable laws and regulations, directly or indirectly through Subsidiaries, employ all available means and cause each Subsidiary to employ all available means to ensure the distribution (in any form, including capital account distributions or loans) of amounts necessary to make all mandatory prepayments required hereunder.

9.5.3.	Any prepayment obligation by the Borrower which is limited by the provisions of this Clause 9.5 shall be on-going and shall be reinstated at the time and to the extent that the events or circumstances giving rise to such limitation shall cease to exist.

10.	RESTRICTIONS

10.1.1.	Any notice of cancellation or prepayment given by any Party under Clauses 8 (Voluntary Prepayment and Cancellation) or 9 (Mandatory Prepayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.1.2.	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

10.1.3.	The Borrower may not re-borrow any part of the Loan which is prepaid.

10.1.4.	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

10.1.5.	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

11.	INTEREST

11.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	EURIBOR; and

(c)	Mandatory Cost, if any.
11.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of the Interest Period).

11.3	Default interest

11.3.1.	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 11.3.2 below, is 2.0 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a portion of the Loan for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 11.3 shall be immediately payable by the Borrower on demand by the Lender.

11.3.2.	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:
(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.0 per cent. higher than the rate which would have applied if the overdue amount had not become due.
11.3.3.	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code Civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

11.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

11.5	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L313-1 et seq, R 313-1 and R313-2 of the Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Loan (and in particular the variable interest rate applicable to Loan and the Borrower’s right to select the duration of the Interest Period of the Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Borrower acknowledges that it has received from the Lender a letter containing an indicative calculation of the taux effectif global, based on examples calculated on assumptions as to the taux de période and durée de période set out in the letter (the “TEG Letter”). The Parties acknowledge that such letter forms part of this Agreement.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods

12.1.1.	The Borrower may select an Interest Period for the Loan in the Utilization Request or (if the Loan has already been borrowed) in a Selection Notice.

12.1.2.	Each Selection Notice is irrevocable and must be delivered to the Lender by the Borrower not later than the Specified Time.

12.1.3.	If the Borrower fails to deliver a Selection Notice to the Lender in accordance with Clause 12.1.2 above, the relevant Interest Period will be three months.

12.1.4.	Subject to this Clause 12 the Borrower may select an Interest Period of 1, 3 or 6 Months or any other period agreed between the Borrower and the Lender.

12.1.5.	No Interest Period shall extend beyond the Termination Date.

12.1.6.	Each Interest Period shall start on the Closing Date or thereafter on the last day of its preceding Interest Period.

12.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations

Subject to Clause 13.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption

13.2.1.	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to the Loan.

13.2.2.	In this Agreement “Market Disruption Event” means:
(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine EURIBOR for the relevant currency and Interest Period; or

(b)	before close of business in Paris on the Quotation Day for the relevant Interest Period, the Lender notifies the Borrower that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR.
13.3	Alternative basis of interest or funding

13.3.1.	If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

13.3.2.	Any alternative basis agreed pursuant to Clause 13.3.1 above shall be binding on all Parties.

13.4	Break Costs

13.4.1.	The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or that Unpaid Sum.

13.4.2.	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.	FEES

The Borrower shall pay to the Lender on the Closing Date (as defined in the Pilot and Na Pali Facilities Agreement) for the Senior Facilities, fees in the amounts agreed in the Fee Letter.

15.	TAX GROSS UP AND INDEMNITIES

15.1	Tax gross-up

15.1.1.	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

15.1.2.	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower and that Obligor on becoming so aware in respect of a payment payable to the Lender.

15.1.3.	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

15.1.4.	An Obligor is not required to make an increased payment under paragraph 15.1.3 above for a Tax Deduction in respect of tax imposed by Luxembourg from a payment of interest on the Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority; or

(ii)	the Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph 15.1.7 below.
15.1.5.	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

15.1.6.	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.1.7.	A Treaty Lender and each Obligor which makes a payment to which the Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorization to make that payment without a Tax Deduction.

15.2	Tax indemnity

15.2.1.	The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

15.2.2.	Clause 15.2.1 above shall not apply:
(a)	with respect to any Tax assessed on the Lender:
(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(b)	to the extent a loss, liability or cost:
(i)	is compensated for by an increased payment under Clause 15.1 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 15.1 but was not so compensated solely because one of the exclusions in paragraph 15.1.4 applied.
15.2.3.	The Lender shall promptly notify the Borrower of any event which will give, or has given, rise to a claim under Clause 15.2.1 above.

15.3	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines (in is absolute discretion) that:
(a)	Credit is attributable to that Tax Payment; and

(b)	that Lender has obtained, utilized and retained that Tax Credit, the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

15.4	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.5	Value added tax

All amounts set out or expressed in a Finance Document to be payable by any Party to the Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Lender shall promptly provide an appropriate VAT invoice to such Party).

16.	INCREASED COSTS

16.1	Increased costs

16.1.1.	Subject to Clause 16.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

16.1.2.	In this Agreement “Increased Costs” means:
(a)	a reduction in the rate of return from the Loan or on the Lender’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

16.2	Increased cost claims

16.2.1.	The Lender shall promptly notify the Borrower of the event giving rise to any claim pursuant to Clause 16.1 (Increased costs).

16.2.2.	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

16.3.1.	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 15.2 (Tax indemnity) (or would have been compensated for under Clause 15.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 15.2.2 applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the willful breach by the Lender or its Affiliates of any law or regulation.
17.	OTHER INDEMNITIES

17.1	Currency indemnity

17.1.1.	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Borrower;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation within three Business Days of demand, indemnify to the extent permitted by law the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

17.1.2.	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:
(a)	the occurrence of any Event of Default;

(b)	investigating any event which it reasonably believes is a Default;

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(e)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilization Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
18.	MITIGATION BY THE LENDER

18.1	Mitigation

18.1.1.	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), 15 (Tax Gross Up and Indemnities) or 16 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

18.1.2.	Clause 18.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

18.2.1.	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 18.1 (Mitigation).

18.2.2.	The Lender is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
19.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 25.6 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 to the Lender on the date of this Agreement, provided that Quiksilver, Inc. shall not make for itself the representations and warranties set out in Clauses 20.6 (No default), 20.8 (No misleading information) and 20.11 (Material Trademarks) and provided further that Quiksilver, Inc. shall not make the representations and warranties set out in Clause 20.12 (No proceedings pending or threatened).

20.1	Status

20.1.1.	It is a company with limited liability, duly organized and validly existing under the law of its jurisdiction of organization.

20.1.2.	It and each of its Subsidiaries which is a member of the European Group has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations

20.2.1.	The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 5 (Conditions of Utilization), legal, valid, binding and enforceable obligations.

20.2.2.	(without limiting the generality of Clause 20.2.1 above), subject to any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 5 (Conditions of Utilization), each Transaction Security Document to which it is a party creates the security interests which the Transaction Security Document purports to create and those security interests are valid and effective.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement (including for the avoidance of doubt the 2009 ABL Agreement, the Senior Notes, the Pilot and Na Pali Facilities Agreement and the Rhône Financing Documents) or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.
20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken, or will have taken prior to the relevant time, all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

All Authorizations required or desirable:

20.5.1.	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

20.5.2.	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation (other than registration with the Administration de l’Enregistrement et des Domaines of the Grand Duchy of Luxembourg).

have been obtained or effected and are in full force and effect.

20.6	No Insolvency

No:

20.6.1.	corporate action, legal proceeding or other procedure or step described in Clause 23.5 (Insolvency), 23.6 (Insolvency of Quiksilver, Inc. or Quiksilver Europa) and paragraph (a) of 23.7 (Insolvency proceedings); or

20.6.2.	creditors’ process described in Clause 23.8 (Creditors’ process),

has been taken or, to the knowledge of any Obligor, threatened (in writing) in relation to Pilot or any of its Subsidiaries or the relevant Obligor; and none of the circumstances described in Clause 23.5 (Insolvency) applies to Pilot or any of its Subsidiaries or an Obligor

20.7	No default

20.7.1.	No Event of Default (other than on the Senior Facilities Closing Date only, any Event of Default arising pursuant to Clause 23.10 (Material adverse change)) and, on the date of this Agreement, no Default (other than on the Senior Facilities Closing Date only, any Default arising pursuant to Clause 23.10 (Material adverse change)) is continuing or is reasonably likely to result from the making of the Utilization.

20.7.2.	On the Closing Date, no Major Default is continuing or is reasonably likely to result from the making of the Utilization.

20.7.3.	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.8	No misleading information

20.8.1.	Any factual information provided by any member of the Group in connection with the Loan was true and accurate in all material respects as at the date it was provided or as at the date (if any) on which the information was expressed to be given.

20.8.2.	No information has been given or withheld that results in the information described in Clause 20.8.1 being untrue or misleading in any material respect.

20.9	Material adverse change

20.9.1.	There has been no material adverse change in the business or financial condition of the Borrower, Biarritz Holdings or the Pilot Group since 31 October 2008, other than the changes reflected in the Information Package (as defined in the Pilot and Na Pali Facilities Agreement) disclosed to the Lender as of the date of this Agreement.

20.9.2.	Since the date of the most recent financial statements delivered pursuant to Clause 21.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Borrower, Biarritz Holdings or the Pilot Group.

20.10	Ranking

20.10.1.	Any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.10.2.	The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

20.11	Material Trademarks

The revenue generated by products bearing the Material Trademarks represents at least 80% of the consolidated revenue of Pilot and its Subsidiaries (excluding revenues from the DC Shoes Business) for the most recently closed six-month period for which financial information is available and such Material Trademarks constitute all of the marks and trademarks which are necessary, useful and sufficient to generate such revenue.

20.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened in writing against it or any of its Subsidiaries which is a member of the European Group.

20.13	Investment Company Act

Neither Quiksilver, Inc. nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

20.14	Carried Forward Tax Losses

Pilot and its Subsidiaries’ tax losses to be carried forward as of 31 October 2008 is equal to at least €210,000,000 (such minimum amount, the “Carried Forward Tax Losses”).

20.15	J.P. Morgan Guarantee

The maximum aggregate amount of the payment obligations of Na Pali under the €35,600,000 bank guarantee issued on 14 September 2007 by J.P. Morgan Europe Limited, London Branch, in favor of the Rossignol Vendors (as defined in the Pilot and Na Pali Facilities Agreement) and that certain Issuance and Reimbursement Agreement dated 14 September 2007 between Na Pali as applicant and J.P. Morgan Europe Limited as issuing bank shall not exceed €35,600,000 at any time during the life of the Loan.

20.16	Repetition

20.16.1.	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the first day of each Interest Period, and the representations and warranties set out in Clause 20.11 (Material Trademarks) are deemed to be made on, and be reference to the facts and circumstances existing on, the last day of each Financial Semester (as such term is defined in the Pilot and Na Pali Facilities Agreement).

20.16.2.	The representations and warranties set out in Clause 20.6 (No Insolvency), paragraph 20.7.2 of Clause 20.7 (No default) and Clause 20.10 (Ranking) are also deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of the Utilization Request.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Commitment is in force.

21.1	Financial statements

The Borrower shall supply to the Lender as soon as they are available, but in any event within 90 days after the end of each of its financial years and within 90 days after the end of each of the financial years of Biarritz Holdings, the unaudited and unconsolidated financial statements of each of the Borrower and Biarritz Holdings for that financial year.

21.2	Requirements as to financial statements

21.2.1.	The Borrower shall procure that each set of financial statements delivered pursuant to this Clause 21 includes a balance sheet, profit and loss account and cashflow statement.

21.2.2.	Each set of financial statements delivered pursuant to Clause 21:
(a)	shall be certified by a legal representative of the relevant company as fairly representing its financial condition and operations as at the date as at which those financial statements were drawn up; and

(b)	shall be prepared using generally accepted accounting principles as in effect in France or Luxembourg (as applicable).
21.3	Information: miscellaneous

21.3.1.	The Borrower shall supply to the Lender:
(a)	all documents dispatched by the Borrower to its creditors generally at the same time as they are dispatched;

(b)	all documents dispatched to the lenders under the Pilot and Na Pali Facilities Agreement at the same time as they are dispatched;

(c)	prior to the effectiveness of any amendments and waivers relating to the Pilot and Na Pali Facilities Agreement, copies thereof in their substantially final form;

(d)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against the Borrower, Biarritz Holdings or any member of the Pilot Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve a liability of a potential or alleged liability, exceeding €2,000,000 (or its equivalent in other currencies); and

(e)	promptly on request, such further information regarding the financial condition, business and operations of any member of the Pilot Group as the Lender may reasonably request.
21.4	Notification of default

21.4.1.	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

21.4.2.	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by its legal representative on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.5	“Know your customer” checks

If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement, obliges the Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Commitment is in force.

22.1	Authorizations

Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,
any Authorization required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party.

22.2	Compliance with laws

Each of Biarritz Holdings and the Borrower shall (and each Obligor shall procure that each of its Subsidiaries will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

22.3	Negative pledge

In this Clause 22.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.
(a)	Neither the Borrower nor Biarritz Holdings (and the Borrower and Biarritz Holdings shall procure that none of their subsidiaries) shall create or permit to subsist any Security over any of its assets.

(b)	Neither the Borrower nor Biarritz Holdings (and the Borrower and Biarritz Holdings shall procure that none of their subsidiaries) shall:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security.
22.4	Disposals

Neither the Borrower nor Biarritz Holdings shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset other than a sale, lease, transfer or other disposal which is a Permitted Disposal.

22.5	Merger

22.5.1.	No Obligor (other than Quiksilver, Inc.) shall (and each Obligor shall procure that no Subsidiary of Biarritz Holdings shall) enter into any amalgamation, demerger, merger or corporate reconstruction other than:
(a)	the solvent liquidation or reorganization of any Subsidiary of Biarritz Holdings (other than the Borrower) so long as any payments or assets distributed as a result of such liquidation or reorganization are distributed to Biarritz Holdings or any of its Subsidiaries; and

(b)	any transactions contemplated by the Structure Memorandum.
22.5.2.	Quiksilver, Inc. shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a merger pursuant to which Quiksilver, Inc. will be the surviving entity and which will not result in a Change of Control.

22.6	Change of business

Each Obligor (other than Quiksilver, Inc.) shall (and each Obligor shall procure that each Subsidiary of Biarritz Holdings shall) procure that no substantial change is made to the general nature of its business or (with respect to Pilot and its Subsidiaries) of the business of Pilot and its Subsidiaries taken as a whole from that carried on at the date of this Agreement.

22.7	Miscellaneous

22.7.1.	Biarritz Holdings undertakes not to distribute to Quiksilver, Inc. (or any Subsidiary thereof (other than Biarritz Holdings and its Subsidiaries) (and Quiksilver, Inc. undertakes not to (i) take any action for the purpose of making such distribution or (ii) accept the benefit of such distribution) in any manner whatsoever (including through dividend distributions or reimbursement of shareholder loans) the royalties or any other amount of any nature whatsoever received by it from Biarritz Holdings and its Subsidiaries with respect to the licenses on the trademarks owned by it.

22.7.2.	Each Obligor shall (and each Obligor shall procure that each of its Subsidiaries will) take all corporate actions required by law to ratify the execution by it of any of the Finance Documents.

22.7.3.	Biarritz Holdings shall not (and Quiksilver, Inc. shall procure that QSH, Biarritz Holdings and Na Pali and its Subsidiaries shall not) rescind, amend, supplement or otherwise modify any of the License Agreements (as defined in the Pilot and Na Pali Facilities Agreement) without the prior consent of the Lender.

22.8	Intellectual Property

The Borrower shall deliver to the Lender at the same time as the delivery of the Business Plan pursuant to clause 23.4 (Business Plan) of the Pilot and Na Pali Facilities Agreement (and as defined therein) (and at such other times in the Borrower’s discretion) a certified update of the list of the trademarks delivered by it pursuant to Part I (Conditions Precedent to Signing) of Schedule 1 (Conditions

Precedent) so that the representation set forth in Clause 20.11 (Material Trademarks) is correct at such time.

22.9	Further Assurance

22.9.1.	Each Obligor shall (and each Obligor shall procure that each of its Subsidiaries will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Lender may reasonably require in favor of the Security Agent or its nominee(s)):
(a)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Document (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Lender provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Security Agent or confer on the Lender, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Document (including, without limitation, any new trademarks disclosed to the Lender pursuant to Clause 22.8 (Intellectual Property)); and/or

(c)	to facilitate the realization of the assets which are, or are intended to be, the subject of the Transaction Security.
22.9.2.	Each Obligor shall (and each Obligor shall procure that each of its Subsidiaries will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Lender by or pursuant to the Finance Documents.

22.10	Post-closing conditions

22.10.1.	The Borrower shall (x) within two months of the Closing Date enter into Hedging Agreements that cover a period of not less than the two year period following the Closing Date and are in respect of not less than 70% of the Loan from time to time and (y) maintain such Hedging Agreements until the earlier of the 2nd anniversary of the Closing Date and the date on which the Commitment has terminated and the Loan and all other amounts outstanding pursuant to the Finance Documents have been repaid in full.

22.10.2.	The Obligors shall on the Closing Date deliver all of the documents and other evidence listed in Part II of Schedule 1 (Post-Closing Conditions) in form and substance satisfactory to the Lender.

22.11	Subordinated Debt

22.11.1.	Except as permitted under Clause 22.11.2 below, no Obligor other than Quiksilver, Inc. shall (and each Obligor shall procure that none of its Subsidiaries will):
(a)	repay or prepay any principal amount (or capitalized interest) outstanding under the Subordinated Debt;

(b)	pay any interest or any other amounts payable in connection with the Subordinated Debt; or

(c)	purchase, redeem, defease or discharge any amount outstanding with respect to Subordinated Debt.
22.11.2.	Clause 22.11.1 does not apply to a payment, repayment, prepayment, purchase, redemption, defeasance or discharge which is permitted under the Subordination Agreement.

22.12	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Lender and the Security Agent under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors who are mandatorily preferred by laws of general application to companies.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.12 (Acceleration)).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or

(ii)	a Disruption Event; and
(b)	payment is made within 3 Business Days of its due date.
23.2	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

23.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Lender giving notice to the Borrower or (ii) the Borrower becoming aware of the misrepresentation.

23.4	Cross default
(a)	Any Financial Indebtedness (including for the avoidance of doubt any Financial Indebtedness under the Senior Facilities, the 2009 ABL Agreement, the Rhône Financing Documents, the Senior Notes or the SG Bonds) of any of the Obligors or any Material Subsidiary is not paid when due nor within any originally applicable grace period, provided that in the case of any Financial Indebtedness under the Rhône Financing Documents, such Financial Indebtedness has not been paid within the seven-day period following its due date or the last day of any originally applicable grace period (as the case may be).

(b)	Any Financial Indebtedness (including for the avoidance of doubt any Financial Indebtedness under the Senior Facilities, the 2009 ABL Agreement, the Rhône Financing Documents, the Senior Notes or the SG Bonds) of any of the Obligors or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness (including for the avoidance of doubt any Financial Indebtedness under the Senior Facilities, the 2009 ABL Agreement, the Rhône Financing Documents, the Senior Notes or the SG Bonds) of any of the Obligors or any Material Subsidiary is cancelled or suspended by a creditor of any of the Obligors or any Material Subsidiary as a result of an event of default (however described).

(d)	Any creditor of any of the Obligors or any Material Subsidiary becomes entitled to declare any Financial Indebtedness (including for the avoidance of doubt any Financial Indebtedness under the Senior Facilities, the 2009 ABL Agreement, the Rhône Financing Documents, the Senior Notes or the SG Bonds) of any of the Obligors or any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described), provided that in the case of events of default (however described) (other than payment defaults), such events of default have remained unremedied and not waived for a period of 30 days following the relevant date on which they occurred.

(e)	With respect to (i) the Financial Indebtedness of Pilot or any of its Subsidiaries, no Event of Default will occur under this Clause 23.4 unless (x)

the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is €500,000 (or its equivalent in any other currency or currencies) or more or (y) the Financial Indebtedness falling within such paragraphs (a) through (d) is Financial Indebtedness under the Senior Facilities, and (ii) the Financial Indebtedness of Quiksilver, Inc. and Quiksilver Americas, Inc., no Event of Default will occur under this Clause 23.4 unless (x) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is €5,000,000 (or its equivalent in any other currency or currencies) or more or (y) the Financial Indebtedness falling within such paragraphs (a) through (d) is Financial Indebtedness under the Senior Facilities.
23.5	Insolvency
(a)	An Obligor (other than Quiksilver, Inc.) or a Material Subsidiary is unable or admits inability to pay its debts as they fall due, or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens (in writing) to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Lenders generally with respect to the Facilities) with a view to rescheduling any of its indebtedness other than with respect to the commercial receivables referred to in paragraph (b)(ii) of clause 26.5 (Cross default) of the Pilot and Na Pali Facilities Agreement.

(b)	An Obligor (other than Quiksilver, Inc.) or a Material Subsidiary which conducts business in France is in a state of cessation des paiements, or becomes insolvent for the purpose of any insolvency law.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor (other than Quiksilver, Inc.) or any Material Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
23.6	Insolvency of Quiksilver, Inc. or Quiksilver Europa
(a)	Quiksilver, Inc. institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors;

(b)	Quiksilver, Inc. applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property;

(c)	any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is otherwise appointed in respect of Quiksilver, Inc. and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days;

(d)	any proceeding under any Debtor Relief Law relating to Quiksilver, Inc. or to all or any material part of its property is instituted without the consent of

Quiksilver, Inc. and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;

(e)	any actions are taken by Quiksilver Europa or by any third party for the declaration of insolvency (“concurso”) of Quiksilver Europa; or

(f)	any action is taken by Quiksilver Europa to obtain the protection in any pre-insolvency scenarios granted by article 5.3 of Spanish Insolvency Law as drafted by RDL 3/2009.
23.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure (other than any such actions, proceeding or procedure relating to the conciliation proceeding outstanding on the date of this Agreement) or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Subsidiary other than a solvent liquidation or reorganization of any Material Subsidiary which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or Material Subsidiary (other than any commercial arrangement of any member of the Group referred to in paragraph (b)(ii) of clause 26.5 (Cross default) of the Pilot and Na Pali Facilities Agreement (subject to the conditions provided therein);

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary which is not an Obligor) receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or Material Subsidiary or any of its assets;

(iv)	enforcement of any Security over any assets of any Obligor or Material Subsidiary,

(v)	or any analogous procedure or step is taken in any jurisdiction.

(b)	An Obligor or a Material Subsidiary commences proceedings for conciliation in accordance with articles L.611-4 to L.611-15 of the French Code de Commerce (not including, for the avoidance of doubt the conciliation proceeding outstanding on the date of this Agreement).

(c)	A judgment for sauvegarde, redressement judiciaire or liquidation judiciaire or for cession totale ou partielle de l’entreprise is entered in relation to an Obligor or a Material Subsidiary under articles L.620-1 to L.670-8 of the French Code de Commerce.
23.8	Creditors’ process

Any of the enforcement proceedings provided for in French law n° 91-650 of 9 July 1991, or any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of (i) the Borrower, Biarritz Holdings or any Material Subsidiary having an aggregate value of €5,000,000 or more or (ii) Quiksilver, Inc. having an aggregate value of €5,000,000 or more, and in each case is not discharged within 15 days.

23.9	Unlawfulness

Except as provided in Clause 8.1 (Illegality), it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.10	Material adverse change

Any event or circumstance occurs which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.

23.11	Carried Forward Tax Losses

Pilot loses the ability to use a portion of the Carried Forward Tax Losses due to a change of activity or a final reassessment by the French tax authorities, and in the case of tax reassessments such reassessment shows tax loss carryforwards at 31 October 2008 of less than the Carried Forward Tax Losses.

23.12	Acceleration

23.12.1.	On and at any time after the occurrence of an Event of Default which is continuing the Lender may without mise en demeure or any other judicial or extra judicial step by notice to the Borrower but subject to the mandatory provisions of articles L.620 1 to L.670-8 of the French Code de Commerce (and provided that such notice shall not be required to be given to Quiksilver, Inc. upon the occurrence of an Event of Default under Clause 23.6 (Insolvency of Quiksilver, Inc. or Quiksilver Europa):
(a)	cancel the Commitment whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
23.12.2.	During the period commencing on the date hereof and ending on the Closing Date, the Lender shall not be entitled to:
(a)	cancel its Commitment to the extent to do so would prevent or limit the making of the Utilization;

(b)	rescind, terminate, cancel, accelerate or cause repayment or prepayment of any amounts outstanding under this Agreement or the Loan or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of the Utilization;

(c)	refuse to make the Utilization; or

(d)	exercise any right of set-off or counterclaim in respect of the Utilization to the extent to do so would prevent or limit the making of the Utilization,

in each case, solely on the basis of a Major Default or as a result of any of the representations and warranties set forth in this Agreement (other than the representations and warranties set forth in Clause 20.6 (No Insolvency), paragraph 20.7.2 of Clause 20.7 (No default) or Clause 20.10 (Ranking)) not being true or correct; provided that, immediately after the Closing Date all such rights, remedies and entitlements shall be available to the Lender notwithstanding that they may not have been used or been available for use on the Closing Date
24.	ASSIGNMENTS AND TRANSFERS BY THE LENDER

24.1	Assignments and transfers by the Lender

Subject to this Clause 24, the Lender (the “Existing Lender”) may:

(a)	assign all (but not part only) of its rights; or

(b)	transfer all (but not part only) of its rights (including such as relate to the Lender’s participation in the Loan) and obligations, under any Finance Document to another bank or financial institution or to a trust, fund (including CDOs and CLOs) or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer
(a)	The consent of the Borrower is required for an assignment or transfer by the Existing Lender, provided that no such consent shall be required if the assignment or transfer is:
(i)	to an Affiliate of the Lender, or

(ii)	made at a time when a Default is continuing.
(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused in writing by the Borrower within that time.

(c)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	If:
(i)	the Lender assigns or transfers its rights and obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax Gross Up and Indemnities) or Clause 16 (Increased Costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
(e)	A transfer or assignment will only be effective if the procedure set out in Clause 24.3 (Procedure for transfer or assignment) is complied with.
24.3	Procedure for transfer or assignment

24.3.1.	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:

(a)	the Existing Lender shall be discharged from further obligations towards each of the Obligors under the Finance Documents;

(b)	all of the rights and/or obligations of the Existing Lender with respect to the Obligors shall be transferred to the New Lender; and

(c)	the New Lender shall become a Party as a “Lender”.
24.3.2.	The New Lender shall accede to the Security Sharing Agreement in accordance with the terms thereof.

24.4	Copy of Transfer Agreement to Borrower

The New Lender shall, as soon as reasonably practicable after it has executed a Transfer Agreement, send to the Borrower a copy of that Transfer Agreement.

24.5	Security over the Lender’s rights

In addition to the other rights provided to the Lender under this Clause 24, the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign as a security or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	if the Lender is a fund, any charge, assignment as security or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment as security or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.
25.	PAYMENT MECHANICS

25.1	Payments to the Lender

25.1.1.	On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

25.1.2.	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Lender specifies.

25.2	Partial payments

If the Lender receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	second, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	third, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
25.3	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.4	Business Days

25.4.1.	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

25.4.2.	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.5	Currency of account

25.5.1.	Subject to Clauses 25.5.2 to 25.5.5 below, euro is the currency of account and payment for any sum due from the Borrower under any Finance Document.

25.5.2.	A repayment of the Loan or an Unpaid Sum or a part of the Loan or Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

25.5.3.	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

25.5.4.	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

25.5.5.	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

25.6	Change of currency

25.6.1.	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:
(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).
25.6.2.	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the European interbank market and otherwise to reflect the change in currency.

26.	SET-OFF

Subject to the terms of the Security Sharing Agreement, the Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27.	NOTICES

27.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

27.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below (or, with respect to the Security Agent, at its address as indicated in accordance with the Security Sharing Agreement), or any substitute address or fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days’ notice.

27.3	Delivery

27.3.1.	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
27.3.2.	Any communication or document to be made or delivered to the Lender or the Security Agent will be effective only when actually received by the Lender or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose) (or, with respect to the Security Agent, at its address as indicated in accordance with the Security Sharing Agreement).

27.3.3.	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

27.4	English language

27.4.1.	Any notice given under or in connection with any Finance Document must be in English.

27.4.2.	All other documents provided under or in connection with any Finance Document must be:
(a)	in English; or

(b)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
28.	CALCULATIONS AND CERTIFICATES

28.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

28.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the European interbank market differs, in accordance with that market practice.

29.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

31.	AMENDMENTS AND WAIVERS

Subject to the terms of the Security Sharing Agreement, any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors and any such amendment or waiver will be binding on all Parties.

32.	CONFIDENTIALITY

32.1	Confidential Information

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 32.2 (Disclosure of Confidential Information) and Clause 32.3 (Disclosure to numbering providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

32.2	Disclosure of Confidential Information

The Lender may, subject (where applicable) to the provisions of article L.511-33 of the French Code monétaire et financier, disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by the Lender or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.5 (Security over the Lender’s rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;
in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;
(c)	to any person appointed by the Lender or by a person to whom paragraph (b)(i), or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender.
32.3	Disclosure to numbering providers
(a)	The Lender may, subject (where applicable) to the provisions of article L.511-33 of the French Code monétaire et financier, disclose to any national or international numbering service provider appointed by the Lender to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Obligors the following information:
(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Lender;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of the Commitment;

(viii)	currency of the Loan;

(ix)	type of Loan;

(x)	ranking of Loan;

(xi)	Termination Date for Loan;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between the Lender and the Borrower, to enable such numbering service provider to provide its usual loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Lender shall notify the Borrower of:
(i)	the name of any numbering service provider appointed by the Lender in respect of this Agreement, the Loan and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or one or more Obligors by such numbering service provider.
32.4	Entire agreement

Subject to the provisions of article L.511-33 of the French Code monétaire et financier, this Clause 32 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

32.5	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

32.6	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 32.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 32.
32.7	Continuing obligations

The obligations in this Clause 32 are continuing and, in particular, shall survive and remain binding on the Lender for a period of twelve months from the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and the Commitment has been cancelled or otherwise ceases to be available.

33.	SECURITY SHARING AGREEMENT

Notwithstanding anything to the contrary contained herein, this Agreement is subject to the provisions of the Security Sharing Agreement, including without limitation, clauses 6 (SG Financing Debt) and 7.2 (Turnover) thereof.

34.	GOVERNING LAW

This Agreement is governed by French law.

35.	ENFORCEMENT — JURISDICTION OF FRENCH COURTS

35.1.1.	The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

35.1.2.	Clause 35.1.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

36.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, each Obligor irrevocably elects domicile at c/o Pilot SAS, 162, rue Belharra, 64500 Saint-Jean-de-Luz, , Paris, France for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings referred to above.

This Agreement has been executed by the parties hereto in four (4) originals on the day and year first above written.
SIGNATORIES

QS FINANCE LUXEMBOURG S.A., as Borrower
By:
Name:

QUIKSILVER, INC., as Guarantor
By:
Name:

BIARRITZ HOLDINGS, S.À R.L., as Guarantor
By:
Name:

SOCIÉTÉ GÉNÉRALE, as Lender
By:
Name:

Schedule 1
Conditions Precedent
Part I
Conditions Precedent to Signing
1.	Obligors
(a)	A copy of the constitutional documents and (with respect to Obligors other than Quiksilver, Inc.) the up-to-date share register of each Obligor (including (with respect to Obligors other than Quiksilver, Inc.) a non-bankruptcy certificate and, with respect to Quiksilver, Inc., lien searches, in each case not more than 10 days old);

(b)	A copy of a resolution of the board of directors (or any other appropriate corporate body) of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents referred to in paragraph 2 (Finance Documents) below to which it is a party and resolving that it execute, deliver and perform the Finance Documents referred to in paragraph 2 (Finance Documents) below to which it is a party and any document contemplated to be delivered under or in connection with any of the foregoing transactions or documents;

(ii)	authorizing a specified person or persons to execute the Finance Documents referred to in paragraph 2 (Finance Documents) below to which it is a party on its behalf; and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or deliver all documents and notices (including, if relevant, any Utilization Request and Selection Notice) to be signed and/or delivered by it under or in connection with the Finance Documents referred to in paragraph 2 (Finance Documents) to which it is a party.

(c)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents and, if applicable, a copy of any power of attorney authorizing such person to execute such documents.

(d)	A certificate of an authorized signatory of the relevant Obligor certifying that each copy document relating to it specified in paragraph 1 of this Part I of Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(e)	A certificate of the Borrower and Quiksilver, Inc. (signed by a legal representative of these companies) confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.
2.	Finance Documents
(a)	This Agreement executed by the Obligors.

(b)	The Fee Letter and the TEG Letter executed by the Borrower.

(c)	The fully executed Subordination Agreement.

(d)	The fully executed Security Sharing Agreement.

(e)	An original executed copy of the Guarantee (including the Quiksilver, Inc. Undertaking).

(f)	An original executed copy of the Transaction Security Document.

(g)	A copy of all notices required to be sent under the Transaction Security Document executed by the Borrower and duly acknowledged by the addressee as contemplated in the relevant Transaction Security Document.

(h)	A copy of all other documents to be provided on or prior to signing this Agreement pursuant to the Transaction Security Document.
3.	Legal opinions
(a)	A legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, legal adviser to the Borrower, as to the laws of the State of Delaware and the United States of America (1) covering the valid existence of Quiksilver, Inc., (2) covering the capacity and due authorisation of Quiksilver, Inc. to enter into the Finance Documents to which it is a party, (3) covering the validity of the Finance Documents governed by the laws of the relevant States of the United States of America and (4) confirming that the entering into the Finance Documents by the Obligors does not conflict with or breach any of the provisions of the 2009 ABL Agreement, the Rhône Financing Documents and/or the US Indenture (in each case, as defined in the Pilot and Na Pali Facilities Agreement);

(b)	A legal opinion of AMMC Law, legal adviser to the Borrower and Biarritz Holdings as to Luxembourg law covering (1) the valid existence of the Borrower and Biarritz Holdings, (2) the capacity and due authorization of the Borrower and Biarritz Holdings to enter into the Finance Documents to which it is a party and (3) the absence of insolvency proceedings against the Borrower and Biarritz Holdings on the Closing Date (subject to customary reservations and qualifications);

(c)	A legal opinion of White & Case LLP, legal advisers to the Lender as to French law covering the validity of this Agreement, the Subordination Agreement and the Security Sharing Agreement; and

(d)	A legal opinion of NautaDutilh Avocats Luxembourg, legal advisor to the Lender as to Luxembourg law covering the validity of the Transaction Security Document.
4.	Other documents and evidence
(a)	Evidence that the fees, costs and expenses (including legal fees) then due by the Borrower to the Lender have been paid.

(b)	An up to date structure chart including Quiksilver, Inc., Biarritz Holdings, the Borrower and all of the Subsidiaries of the Borrower and Biarritz Holdings.

(c)	A certificate of a legal representative of the Borrower addressed to the Lender confirming which Subsidiaries are Material Subsidiaries as of the date of this Agreement.

(d)	Evidence that all applicable anti-money laundering and “know your customer” laws, regulations and procedures (including internal procedures of the Lender) applicable to each Obligor have been complied with.

(e)	Copies of the corporate approvals and agreements relating to the QSH/Biarritz Holdings Contribution and evidence that the QSH/Biarritz Holdings Contribution has been consummated.

(f)	The Structure Memorandum and an addendum to the Structure Memorandum addressed to, or capable of being relied upon by, the Lender, confirming that the Pre-Closing Permitted Restructuring (as defined in the Pilot and Na Pali Facilities Agreement) has been duly and legally completed as described in the Structure Memorandum.

(g)	An amendment to the SG Bonds in order to include, inter alia, a cross-default in respect of the Pilot and Na Pali Facilities Agreement.

(h)	An executed copy of the Pilot and Na Pali Facilities Agreement and evidence that the Senior Facilities Closing Date has occurred or will occur simultaneously with the execution of this Agreement.
5.	Miscellaneous

A list of the Material Trademarks on the date of this Agreement.

Part II
Post-Closing Conditions
1.	Obligors
(a)	A copy of the constitutional documents and (with respect to Obligors other than Quiksilver, Inc.) the up-to-date share register of each Obligor (including (with respect to Obligors other than Quiksilver, Inc.) a non-bankruptcy certificate and, with respect to Quiksilver, Inc., lien searches, in each case not more than 10 days old);

(b)	A certificate of an authorized signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part II of Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(c)	A certificate of the Borrower and Quiksilver, Inc. (signed by a legal representative of these companies) confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.
2.	Other documents and evidence
(a)	Evidence that the fees, costs and expenses (including legal fees) then due by the Borrower to the Lender have been paid.

(b)	A copy of a funds flow statement describing the repayment in full of the SG Bonds and the related interest, fees and expenses (including legal fees).

Schedule 2
Requests
Part I
Utilization Request

From:	QS Finance Luxembourg S.A.

To:	Société Générale

Dated:

Dear Sirs
QS Finance Luxembourg S.A. — Term Loan Agreement dated 29 September 2009
(the “Loan Agreement”)
1.	We refer to the Loan Agreement. This is a Utilization Request. Terms defined in the Loan Agreement have the same meaning in this Utilization Request unless given a different meaning in this Utilization Request.

2.	We wish to borrow the Loan on the following terms:

(a)	Borrower:	QS Finance Luxembourg S.A.

(b)	Proposed Utilization Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(c)	Amount:	€50,000,000 or, if less, the Commitment

(d)	Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 5.15.1 (Conditions precedent) is satisfied on the date of this Utilization Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilization Request is irrevocable.
Yours faithfully

authorized signatory for
QS FINANCE LUXEMBOURG S.A.

Part II
Selection Notice

From:	QS Finance Luxembourg S.A.

To:	Société Générale

Dated:

Dear Sirs

QS Finance Luxembourg S.A. — Term Loan Agreement dated 29 September 2009 (the “Loan Agreement”)
1.	We refer to the Loan Agreement. This is a Selection Notice. Terms defined in the Loan Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We request that the next Interest Period for the Loan is [ ].

3.	This Selection Notice is irrevocable.

Yours faithfully

authorized signatory for

QS FINANCE LUXEMBOURG S.A.

Schedule 3
Timetables

Delivery of a duly completed Utilization Request (Clause 6.1 (Delivery of a Utilization Request)) or a Selection Notice (Clause 12.1 (Selection of Interest Periods))	U-3 9.30am

EURIBOR is fixed	Quotation Day as of 11.00 a.m. (Brussels time) in respect of EURIBOR

“U”	=	date of utilization or, with respect to any Selection Notice, the first day of the relevant Interest Period.

“U - X”	=	X Business Days prior to date of utilization or, with respect to any Selection Notice, the first day of the relevant Interest Period.

Schedule 4
Material Subsidiaries
Emerald Coast SAS
Sumbawa SL
Lanaï Ltd.
Cariboo SARL
Omareef Europe SAS

Schedule 5
Mandatory Cost Formula
1.	The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate per annum, a rate (the “Additional Cost Rate”) in accordance with the paragraphs set out below.

3.	The Additional Cost Rate for the Lender when lending from a Facility Office in a Participating Member State will be its reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for the Lender when lending from a Facility Office in the United Kingdom will be calculated by the Lender as follows:

A x 0.01 300	per cent. per annum.

Where:

A	is designed to compensate the Lender for amounts payable under the Fees Rules and is calculated by the Lender as being the rate of charge payable by the Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Lender as being the average of the Fee Tariffs applicable to the Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Lender.
5.	For the purposes of this Schedule:
(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	Any determination by the Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

7.	The Lender may from time to time, after consultation with the Borrower, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.